UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2019 (November 5, 2019)

Spirit of Texas Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-38484	90-0499552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1836 Spirit of Texas Way
Conroe, Texas 77301
(Address of principal executive offices) (Zip Code)

(936) 521-1836

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, no par value	STXB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

On November 5, 2019, pursuant to the previously announced Agreement and Plan of Reorganization, dated as of July 24, 2019 (the “Reorganization Agreement”), by and between Spirit of Texas Bancshares, Inc., a Texas corporation (“STXB”), and Chandler Bancorp, Inc., a Texas corporation (“CBI”), and joined in by Kidd Partners, Ltd., a Texas limited partnership (“KPL”), as the sole shareholder of CBI, CBI merged with and into STXB, with STXB continuing as the surviving corporation (the “Merger”). Immediately after the Merger, Chandler Bancorp of Nevada, Inc., a Nevada corporation and wholly-owned subsidiary of CBI (“CBNV”), merged with and into STXB, with STXB continuing as the surviving corporation, and Citizens State Bank, a Texas state bank and wholly-owned subsidiary of CBNV (“CSB”), merged with and into Spirit of Texas Bank, SSB, a Texas state savings bank and wholly-owned subsidiary of STXB (“SOTB”), with SOTB continuing as the surviving bank (the “Bank Merger”).

Pursuant to the terms and conditions set forth in the Reorganization Agreement, all of the outstanding shares of CBI common stock, par value $10.00 per share, held by KPL, as the sole shareholder of CBI, immediately prior to the effective time of the Merger were converted into the right to receive an aggregate of approximately $17.9 million in cash and 2,100,000 shares of STXB common stock, no par value (“STXB Common Stock”).

The foregoing description of the Reorganization Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Reorganization Agreement, which is incorporated by reference in this Current Report on Form 8-K as Exhibit 2.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the Reorganization Agreement, the Board of Directors (the “Board”) of STXB increased the number of directors of STXB from twelve (12) to thirteen (13), with such new directorship being added to Class I of the Board, and appointed Steven Gregory (“Greg”) Kidd to fill such resultant Class I directorship, effective upon consummation of the Merger. As of the date of this filing, Mr. Kidd has not been appointed to any of committees of the Board.

Mr. Kidd (age 59) has served as General Partner of KPL since 2011. KPL is a limited partnership that owned 100% of the common stock of CBI and CSB prior to the Merger. From 1980 to 2016, Mr. Kidd was an officer and co-owner of Jerry Kidd Oil Company, Inc., which owns and operates convenience stores and gas stations branded as “Kidd Jones” throughout East Texas. Since 1981, Mr. Kidd has been a director of CSB, serving as Chairman of the Board since 2011. Mr. Kidd has been a director of CBI since its formation in 1984 and has served as Chairman of the Board since 2011. Mr. Kidd currently serves on the Boards of Directors of several Christian-based non-profit organizations, including Strong Marriages, Grace Bridge and The Master Cares.

As a director, Mr. Kidd will receive an annual retainer fee of $16,000 (paid $4,000 per quarter) and will receive $1,000 for each attended meeting of the Board. Mr. Kidd was also appointed to the board of directors of SOTB, effective upon consummation of the Bank Merger.

Item 8.01	Other Events

On November 5, 2019, STXB issued a press release announcing the completion of the Merger. A copy of the press release announcing the closing of the Merger is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Reorganization by and between Spirit of Texas Bancshares, Inc. and Chandler Bancorp, Inc., and joined in by Kidd Partners, Ltd., dated as of July 24, 2019 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2019) (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

99.1	Press release issued by Spirit of Texas Bancshares, Inc., dated November 5, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2019	SPIRIT OF TEXAS BANCSHARES, INC.

	By:	/s/ Jeffrey A. Powell
	Name:	Jeffrey A. Powell
	Title:	Chief Financial Officer and Executive Vice President